UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

July 3, 2015

TECO ENERGY, INC.

(Exact name of registrant as specified in its charter)

Florida	1-8180	59-2052286
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer identification No.)

702 N. Franklin Street, Tampa, Florida 33602

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (813) 228-1111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01: Other Events

As previously reported, TECO Diversified, Inc., a wholly-owned subsidiary of TECO Energy, Inc. (the “Company”), entered into a non-binding letter of intent with a potential purchaser regarding the sale of its ownership interest in TECO Coal LLC (“TECO Coal”). The parties to the letter of intent were not able to reach a definitive agreement with respect to the sale of TECO Coal, and as of the close of business on July 3, 2015, such letter expired according to its terms.

The previously reported Securities Purchase Agreement dated as of October 17, 2014, as amended, with Cambrian Coal Corporation regarding the sale of the ownership interest in TECO Coal has not been terminated by either party. The Company is continuing to actively pursue a sale transaction of TECO Coal with the interested parties.

A pre-tax charge of $115.9 million was recorded by TECO Energy for the year ended December 31, 2014, relating to the pending sale of TECO Coal, and an additional charge is expected to be recorded for the quarter ended June 30, 2015, the amount of which will depend on various factors, such as the status of negotiations with potential purchasers. The Company’s net assets held for sale related to TECO Coal at March 31, 2015 were approximately $60 million. The TECO Coal segment was accounted for as discontinued operations beginning in the third quarter of 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 6, 2015		TECO ENERGY, INC.
(Registrant)

	By:	/s/ Charles A. Attal III
Charles A. Attal III
Senior Vice President-General Counsel and Chief Legal Officer